Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of SharpLink Gaming Ltd., an Israeli company formerly known as Mer Telemanagement Solutions Ltd., for the registration of Ordinary Shares and to the incorporation by reference therein of our report dated May 14, 2021, with respect to the consolidated financial statements of Mer Telemanagement Solutions Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
July 27, 2021	A Member of Ernst & Young Global